EXHIBIT 99.1
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CONTACTS
EPICEPT CORPORATION
Robert W. Cook
(201) 894-8980
rcook@epicept.com

FEINSTEIN KEAN HEALTHCARE
Francesca T. DeVellis
(617) 577-8110
francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE
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                 EPICEPT SECURES $10 MILLION TERM LOAN FINANCING

ENGLEWOOD CLIFFS, NJ, AUGUST 30, 2006 - EpiCept Corporation (NASDAQ and
Stockholm: EPCT) announced today that it has successfully closed a $10 million senior secured term loan with Hercules Technology Growth Capital, Inc. (NASDAQ:
HTGC). The funds will be used to advance the company's pipeline, including Ceplene(TM), its lead oncology compound for the treatment of Acute Myeloid Leukemia (AML); LidoPAIN(R) SP, its sterile lidocaine patch for the treatment of post-surgical incision pain; EpiCept(TM) NP-1, its prescription topical analgesic cream for the treatment of chronic pain caused by peripheral neuropathies; and LidoPAIN(R) BP, its non-sterile lidocaine patch for the treatment of acute or recurrent lower back pain. The loan has a scheduled final maturity on August 30, 2009. EpiCept will be able to receive a 6-month extension of the final maturity date, if it completes certain milestones.

In connection with the term loan, the Company granted to Hercules warrants to purchase approximately 471,000 shares of the Company's common stock at $2.65 per share, which was the volume-weighted average of the closing prices for the Company's common stock for the twenty days preceding the closing of the loan. The Company has granted Hercules registration rights with respect to the resale of the shares of common stock issuable upon exercise of the warrants.

"This loan will allow EpiCept to bolster our cash position in a non-dilutive way as we move toward a number of exciting near-term milestones," stated Jack Talley, CEO of EpiCept Corporation. "We look forward to advancing the development of our product candidates and to meeting important milestones, such as preparing our EMEA filing for Ceplene, commencing pivotal trials for EpiCept NP-1 and LidoPAIN BP, and preparing our IND for EPC2407, the Company's anti-cancer drug candidate."





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ABOUT HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology-related companies at all stages of development. Hercules primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in technology and technology-related industries such as computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure, Internet consumer and business services, telecommunications, and life sciences. Hercules' investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly traded or privately held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital.

ABOUT EPICEPT CORPORATION
EpiCept Corporation is an emerging specialty pharmaceutical company focused on unmet needs in the treatment of pain and cancer. EpiCept has a staged portfolio with several pain therapies in late-stage clinical trials, and a lead oncology compound (for AML) with demonstrated efficacy in a Phase III trial; the compound is intended for commercialization in Europe. EpiCept is based in New Jersey, and its research and development team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

FORWARD-LOOKING STATEMENTS
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the efficacy, safety, and intended utilization of the Company's product candidates, the terms of the loan, the conduct and results of future clinical trials, the sufficiency of the Company's existing capital resources, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that the Company will not be able to repay the term loan when due or receive an extension of the principal payment due date or final maturity date, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in the Company's periodic reports and other filings with the SEC.

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